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                                                                    EXHIBIT 23.2


                              ACCOUNTANTS' CONSENT


The Board of Directors
Candlewood Hotel Company, L.L.C.

We consent to the inclusion herein in the registration statement (No. 333-12021) on Form S-1 of Candlewood Hotel Company, Inc. of our report dated August 23, 1996, relating to the consolidated balance sheets of Candlewood Hotel Company, L.L.C. and subsidiaries as of December 31, 1995 and June 30, 1996 and the related consolidated statements of operations, members' equity and cash flows for the period from October 1, 1995 (date of inception) to December 31, 1995 and for the six months ended June 30, 1996 and to the reference to our firm under the heading "Experts" in the prospectus.

                                  KPMG Peat Marwick LLP

Wichita, Kansas
October 16, 1996